Exhibit 99.1

U.S. Auto Manufacturer ECD Auto Design Reports Fourth Quarter and Full Year 2024 Financial Results; Revenues Increase 29% to $25 Million

●	2024 Revenue Growth of 29% and Gross Profit dollars increased 30%;

●	Continued Execution of Growth Strategy to Expand Product Line Up, Fill the Factory and increase pace of cash conversion

KISSIMMEE, FL / Globe Newswire / April 15, 2025 – U.S. Auto Manufacturer ECD Automotive Design, Inc. (Nasdaq: ECDA) (“ECD” or the “Company”), the world’s largest Land Rover and Jaguar restoration company known for its custom luxury builds, including bespoke Defenders, Range Rovers, Jaguar E-Types, Ford Mustangs and Toyota FJs, announced today its financial results for the fourth quarter and year ended December 31, 2024.

Financial results and comparisons are based on re-stated numbers for 2023 and the first half of 2024.

Full Year 2024 Highlights

●	Revenues increased 29% to $25.2 million in 2024, compared to $19.5 million in 2023. Growth was driven by increased volume, higher average selling price, increased upgrades and increased used vehicle sales versus 2023.

●	Gross profit increased 30% to $5.9 million in 2024, compared to $4.5 million in 2023.

●	Net loss was ($10.8) million in 2024, compared to a net loss of ($1.2) million in 2023.

●	Adjusted EBITDA (a non-GAAP financial measure) was a loss of ($3.6) million in 2024, compared to an Adjusted EBITDA gain of $1.8 million in 2023. For Fiscal year 2024, There were approximately $0.7 million of non-recurring expenses incurred in connection with the restatements of the 2022, 2023 and first half 2024 financial statements, the suspension of BF Borgers CPA PC and related matters. The Company expects to incur additional fees through March 31, 2025 relating to the restated information.

Fourth Quarter 2024 Highlights

●	Revenues increased 10% to $5.3 million in the fourth quarter of 2024, compared to $4.8 million in the same year-ago quarter. Growth was driven by increased volume, higher average selling price, increased upgrades and increased used vehicle sales versus a year ago. The Company completed approximately 12 vehicles in 2024, but the revenue for 12 vehicles could not be recognized in 2024, because title to the vehicle was not transferred to the buyer as of the end of the year. The revenue associated with these vehicles will be recognized during the first half of 2025.

●	Gross profit was $0.3 million in the fourth quarter of 2024, compared to $1.2 million in the same year-ago quarter. Gross profit in the quarter was impacted by a non-cash $1.1 million write-down of labor overhead allocation and materials charged to cost of goods sold. The Company anticipates that gross margin will normalize back to historic levels in 2025.

●	Net loss was ($3.3) million in the fourth quarter of 2024, compared to a net loss of ($0.7) million in same year-ago quarter.

●	Adjusted EBITDA (a non-GAAP financial measure) was a loss of ($2.4) million in the fourth quarter of 2024, compared to an Adjusted EBITDA gain of $0.4 million in the same year-ago quarter. In the fourth quarter there were approximately $0.2 million of non-recurring expenses incurred in connection with the restatement of financials for 2022, 2023 and the first and second quarters of 2024.

Management Commentary

Speaking on the results for the year, Scott Wallace, CEO & Co-Founder of ECD, stated, “2024 was a year of exceptional growth and execution for ECD as the company saw revenues expand 29% to $25.2 million, a record for the company. In addition to topline growth, we also saw increased profitability, with gross profits higher by 30%, a testament to improvements to and strength of the customer journey the company employs to drive unparalleled customization and, by extension, margin. Our continued improvement in customization has enabled us to begin receiving orders for autos north of $500,000, another record for ECD, and bolsters our position as the leading luxury U.S. manufacturer of fully customized classic Defenders, Range Rovers, Jaguar E-Types and American Muscle Cars. While gross profitability has shown improvements, that did not translate to net profitability in 2024, primarily due to additional operating expenses associated with our financial restatement and non-cash items.

“Our strategic investments in operational infrastructure paid off significantly this year. Expanding our Kissimmee, Florida facility allowed us to scale our U.S. production and supply chain while maintaining the handcrafted quality that defines the ECD brand. This newly upgraded facility paired with productivity measurements, extensive data and more efficient workflows, including moving our quality control team within the production line, enabled the expansion of our product offerings and a meaningful increase in output via our ‘Right First’ completion model without compromising our commitment to engineering and quality excellence.

“During the year, we announced plans to expand beyond our web-based sales process with a retail storefront presence. We’ve now seen the first evidence of the benefits of this approach in the first quarter of this year with the launch of our One Driver’s Club ‘store within a store’ in West Palm Beach. This retail distribution model allows ECD to engage our customers in an immersive experience that encourages customization. Our West Palm Beach location is already showing its potential, contributing to our order backlog, ready-now sales, and quickly converting our investments in inventory into cash on hand. Our relationship with 10 Easy Street of Nantucket, Massachusetts is the second of our retail distribution model locations opened for the season on April 4th with ECD inventory on hand. The purpose of these retail locations is not to be a traditional dealership, but rather a hub supporting engagement with the surrounding community. We have a very busy event schedule lined up for our two locations designed to increase brand awareness and engage the local communities, including the Daffodil Parade in Nantucket.”

Mr. Wallace concluded: “With the restatement of prior reporting periods behind us, ECD looks to continue executing its growth plans in 2025 while seeking opportunities to accelerate the conversion of our inventory investments to cash in hand. We will continue to drive revenue and profit through increased sales, higher ASPs, upgrades driven by innovation, and additional business lines within the multi-billion dollar classic car ecosystem.”

Year Ended December 31, 2024 Financial Results

Revenue increased 29% to a record $25.2 million for the year ended December 31, 2024, compared to $19.5 million for the year ended December 31, 2023. The increase was primarily due to increased volume, higher average selling price and increased used vehicle sales versus the same period in 2023.

For the year ended December 31, 2024 gross profit increased to $5.9 million, or 23.4% of revenue, compared to $4.5 million, or 23.2% of revenue for the year ended December 31, 2023.

Operating expenses were $10.4 million for the year ended December 31, 2024, compared to $6.1 million for the year ended December 31, 2023. The increase in operating expenses was primarily due to higher general and administrative expenses related to the ongoing costs of being a public company, one time legal fees for acquisitions and debt service, and the costs associated incurred in connection with the restatements of the 2022, 2023 and first half 2024 financial statements, the suspension of BF Borgers CPA PC and related matters.

Operating loss was ($4.6) million, compared to operating loss of ($1.5) million for the year ended December 31, 2023. The decline was primarily due to increased costs in the first year as a public company.

Net loss for the year ended December 31, 2024 was ($10.8 million), or $(0.32) per diluted share, compared to a net loss of ($1.2) million, or $(0.05) per diluted share for the year ended December 31, 2023.

Adjusted EBITDA was a loss of ($3.6) million for the year ended December 31, 2024, compared to an Adjusted EBITDA gain of $1.8 million in the same year ago period.

Cash and equivalents on December 31, 2024 were $1.5 million, as compared to $8.1 million on December 31, 2023.

Fourth Quarter 2024 Financial Results

Revenues increased 10% to $5.3 million in the fourth quarter of 2024, compared to $4.8 million in the same year-ago quarter. Growth was driven by increased volume, higher average selling price, increased upgrades and increased used vehicle sales versus a year ago.

Gross profit was $0.3 million in the fourth quarter of 2024, compared to $1.2 million in the same year-ago quarter. Gross profit in the quarter was impacted by a non-cash $1.1 million write-down of labor overhead allocation and materials charged to cost of goods sold.

Operating expenses were $2.7 million in the fourth quarter of 2024, compared to $2.1 million in the fourth quarter of 2023. The increase in operating expenses was primarily due to higher general and administrative expenses related to the ongoing costs of being a public company and the restatement of financials with our new auditing firm.

Operating loss was ($2.4) million, compared to operating loss of ($0.9) million in the fourth quarter of 2023. The decline was primarily related to higher expenses in 2024, including the restatement costs and non-cash $1.1 million charge to cost of goods sold, compared to 2023.

Net loss for the fourth quarter 2024 was ($3.3 million), or $(0.11) per diluted share, compared to a net loss of ($0.7) million, or $0.03 per diluted share in the fourth quarter of 2023.

Adjusted EBITDA was a loss of ($2.4) million in the fourth quarter 2024, compared to an Adjusted EBITDA gain of $0.4 million in the fourth quarter of 2023.

Earnings Call and Webcast

ECD Auto Design management will host the conference call, followed by a question and answer session.

Date: Wednesday, April 16, 2025

Time: 8:30 AM Eastern Time (5:30 AM Pacific Time)

U.S. dial-in number: 877-407-4018

International number: 201-689-8471

Webcast: 4Q 2024 Webcast Link

The Company will also provide a link at https://ecdautodesign.com/ecd-investors/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through April 30, 2024.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay passcode: 13753193

About ECD Auto Design

ECD, a public company trading under ECDA on the Nasdaq, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rover Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added Ford Mustang and Toyota FJ. Historically, each vehicle produced by ECD was fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence ("ASE") craftsmen. The Company was founded in 2013 by three British "gear heads' whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD's global headquarters, known as the "Rover Dome," is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 67 talented craftsmen and technicians, who hold a combined 66 ASE and three master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

About Non-GAAP Financial Measures

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used to evaluate companies on the basis of operating performance and leverage.

EBITDA is not intended to represent cash flows for the periods presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading “Reconciliation of Net Income (loss) from Operations to EBITDA” in the financial tables included in this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “attempting,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2024 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Investor Relations
investorrelations@ecdautodesign.com

ECD AUTOMOTIVE DESIGN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023

Revenue, net	$25,165,733	$19,492,606
Cost of goods sold (exclusive of depreciation and amortization expense shown below)	19,277,786	14,969,683
Gross profit	5,887,947	4,522,923

Operating expenses
Advertising and marketing expenses	1,171,696	641,831
General and administrative expenses	9,106,716	5,144,601
Provision for credit losses	31,484	123,562
Depreciation and amortization expenses	126,791	148,763
Total operating expenses	10,436,687	6,058,757

Loss from operations	(4,548,740)	(1,535,834)

Other (expense) income
Interest expense	(5,270,404)	(653,429)
Change in fair value of warrant liabilities	(433,725)	-
Change in fair value of conversion option liabilities	(204,487)	-
Gain on forgiveness of payable	319,900	-
Resale commissions income	134,600	106,353
FX exchange gain (loss)	(48,071)	-
Other income, net	117,531	65,949
Total (expense) income, net	(5,384,656)	(481,127)
Loss before income tax benefit	(9,933,396)	(2,016,961)
Income tax (expense) benefit	(838,055)	838,055

Net Loss	$(10,771,451)	$(1,178,906)

Net loss per common share, basic and diluted	$(0.32)	$(0.05)
Weighted average number of common shares outstanding, basic and diluted	33,505,605	24,875,667

ECD AUTOMOTIVE DESIGN, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023

ASSETS
Current assets
Cash and cash equivalents	$1,476,850	$8,134,211
Accounts receivable, net	45,022	-
Inventories	11,181,806	9,607,766
Prepaid and other current assets	239,864	34,006
Total current assets	12,943,542	17,775,983

Goodwill	1,291,098	-
Property and equipment, net	483,878	913,097
Intangible asset, net	12,000	-
Right-to-use asset	3,404,983	3,763,295
Deferred tax asset	-	838,055
Deposit	60,200	77,686
TOTAL ASSETS	$18,195,701	$23,368,116

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,494,664	$898,445
Accrued expenses	1,686,598	779,695
Deferred revenue	11,802,825	16,190,861
Floor plan payable	1,212,000	-
Lease liability, current	353,612	314,903
Other payable	1,364,222	1,549,863
Total current liabilities	18,913,921	19,733,767

Lease liability, non-current	3,373,571	3,727,183
Warrant liabilities, at fair value	486,559	26,283
Conversion option, at fair value	313,191	2,724
Convertible note, net of debt discount	14,085,932	10,654,444
Total Liabilities	37,173,174	34,144,401

COMMITMENTS AND CONTINGENCIES (NOTE 19)

Redeemable preferred stock, $0.0001 par value, 20,000,000 authorized shares; 25,000 shares issued and outstanding as of December 31, 2024 and no shares issued and outstanding as of December 31, 2023	1	3

Stockholders’ deficit
Common stock, $0.0001 par value, 1,000,000,000 authorized shares; 31,874,662 shares and 24,000,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively	3,650	3,187
Additional paid-in capital	2,576,498	-
Other comprehensive income	(6,696)
Accumulated deficit	(21,550,926)	(10,779,475)
Total Stockholders’ Deficit	(18,977,474)	(10,776,288)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$18,195,701	$23,368,116

ECD AUTOMOTIVE DESIGN, INC.

NON-GAAP RECONCILIATION - RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	For the year ended December 31,
	2024	2023
		As Restated
Net loss	$(10,771,451)	$(1,178,906)
Excluding:
Interest expense	5,270,404	653,429
Income tax (benefit) expense	838,055	838,055
Equity compensation expense	331,959	-
Non-recurring professional fees (1)	709,763	-
Other (income) expense, net	(117,531)	65,949
Change in FV of warrant liabilities	433,725	-
Change in FV of conversion option liabilities	204,487	-
Gain on forgiveness of payable	(319,900)	-
Foreign exchange loss	48,071	-
Gain on sale of trade in vehicles	(59,265)	-
Depreciation and amortization	(126,791)	148,763
Transaction cost	-	1,285,000
Adjusted EBITDA	(3,558,474)	1,812,290)